UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-232835

UNDER

THE SECURITIES ACT OF 1933

ProSight Global, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	35-2405664 (IRS Employer Identification No.)

412 Mt. Kemble Avenue, Suite 300 Morristown, NJ (Address of Principal Executive Offices)	07960 (Zip Code)

ProSight Global, Inc. 2019 Equity Incentive Plan

ProSight Global, Inc. 2019 Employee Stock Purchase Plan

(Full titles of the plans)

Jonathan Ritz

Chief Executive Officer

ProSight Global, Inc.

412 Mt. Kemble Avenue, Suite 300

Morristown, NJ 07960

(Name and address of agent for service)

(973) 532-1900

(Telephone number, including area code, of agent for service)

with a copy to:

Robert G. DeLaMater C. Andrew Gerlach Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Linda Lin General Counsel and Secretary ProSight Global, Inc. 412 Mt. Kemble Avenue Suite 300 Morristown, NJ 07960 (973) 532-1900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment related to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) by ProSight Global, Inc., a Delaware corporation (the “Registrant”), is being filed to withdraw and remove from registration the shares of Registrant’s common stock, $0.01 par value per share (“Common Stock”) that had been registered under such Registration Statement, together with any and all plan interests and other securities registered thereunder:

1.	Registration Statement on Form S-8 (File No. 333-232835), originally filed with the Commission on July 25, 2019, registering 4,500,000 shares of Common Stock under the ProSight Global, Inc. 2019 Equity Incentive Plan and 1,000,000 under the ProSight Global, Inc. 2019 Employee Stock Purchase Plan;

On August 4, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of January 14, 2021 by and among the Registrant, Pedal Parent Inc., a Delaware corporation (“Parent”), owned by affiliates of TowerBrook Capital Partners L.P. and Further Global Capital Management, Pedal Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, Merger Sub merged with and into Registrant (the “Merger”), with Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, Registrant has terminated any and all offerings of Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, Registrant hereby removes from registration all such securities of Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morristown, New Jersey, on August 5, 2021.

ProSight Global, Inc.
(Registrant)

/s/ Linda Lin
Name: Linda Lin
Title: General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.